Exhibit 99
March 13, 2006
H&P ANNOUNCES ADDITIONAL NEW FLEXRIG® COMMITMENTS
     Helmerich & Payne, Inc. announced today that separate three-year term contracts have been reached with four exploration and production companies to operate five new FlexRigs. Other terms and customer names were not disclosed. With these new term contracts, the Company has now committed to build a total of 59 new FlexRigs for 15 exploration and production companies since March 2005. Two of these 59 new builds have already commenced drilling operations.
     Company President and C.E.O., Hans Helmerich commented, “We are encouraged by the sustained level of interest in our services and our ability to secure additional long term contracts with very favorable financial terms. We have also been very pleased with early FlexRig4 field performance results.”
     Helmerich & Payne, Inc. is a contract drilling company that owns 92 U.S. land rigs, 11 U.S. platform rigs located in the Gulf of Mexico, and 27 international rigs, for a total existing fleet of 130 rigs. Included in the total fleet of 130 rigs are 52 H&P-designed and operated FlexRigs.
     Statements in this release that are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties. For information regarding risks and uncertainties associated with the Company’s business, please refer to “Risk Factors” and “Management’s Discussion & Analysis of Results of Operations and Financial Condition” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.
*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact: Doug Fears
(918) 588-5208
Juan Pablo Tardio
(918) 588-5383